Exhibit 99

For immediate release

Contact: Ryan VanWinkle, Investor Relations, 816-792-7998


                              Ferrellgas Announces
                   Closing of $50 Million Senior Note Offering


     Liberty, MO (June 10, 2004)-- Ferrellgas Partners, L.P. (NYSE: FGP) announced today that it, along with its wholly-owned financing subsidiary, Ferrellgas Partners Finance Corp., has completed the public sale of $50 million in aggregate principal amount of 8-3/4% senior notes due 2012. Net proceeds from the issuance of $51.1 million, based on an offering price of 103.25% per note and after deducting underwriting discounts and commissions, were used to reduce bank credit facility borrowings of its operating partnership, Ferrellgas, L.P.

     The notes constitute a further issuance of the 8-3/4% senior notes due 2012 first issued on September 24, 2002 in the aggregate principal amount of $170 million and subsequently issued on December 18, 2002 in the aggregate principal amount of $48 million and form a single class and series with those previously issued notes.

     Ferrellgas Partners, L.P., through its operating partnership, currently serves more than one million customers in 50 states, Puerto Rico, the U.S. Virgin Islands and Canada. Ferrellgas employees indirectly own approximately 18 million common units of the partnership through an employee stock ownership plan.